Exhibit 99.1

Bsquare Expands Executive Team, Adding Peter Biere as CFO

DECEMBER 5, 2016 | BELLEVUE – Bsquare (NASDAQ: BSQR) announced today that Peter Biere will join the company as Chief Financial Officer effective December 30, 2016. With over three decades of financial and executive management experience, Mr. Biere brings a wealth of domain expertise to Bsquare as the company transitions to the Internet of Things (IoT) software market through its innovative DataV™ solution.

Jerry Chase, Bsquare president and CEO, stated that “Filling this vital executive position with someone of Peter’s caliber will help us accelerate our transition from a company principally focused on third-party software licensing and professional engineering services to a business in which a growing percentage of revenue is derived from our own high-margin IoT software solutions. We are delighted that Peter has agreed to join our growing team.”

Mr. Biere is an operationally focused senior financial executive with a track record building value in middle market, emerging growth and early stage private and public companies, including eight years as CFO of two NASDAQ listed companies, Zones (now private) and Lumera (now GigPeak, NASDAQ: GIG). Mr. Biere’s technology industry expertise includes R&D and services as well as software and software-as-a-service (SaaS) companies. Mr. Biere’s leadership experience includes business formation, cash management, multiple-stage capital funding, business support systems, teambuilding, exit strategies including IPO and M&A, SEC reporting, SOX implementation and compliance as well as performing interim CEO, COO and general management assignments. Mr. Biere holds a BBA and MA in Accounting from the University of Iowa.

About Bsquare

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that can help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Contact

Bsquare contact	Media contact	Investors contact

John Hieger	Leslie Johnson	Leslie Phillips
Bsquare	Engage PR	The Blueshirt Group
+1 425.519.5228	+ 1 510.748.8200	+1 415.217.5869
johnhi@bsquare.com	Bsquare@engagepr.com	leslie@blueshirtgroup.com

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